Exhibit 99.1

BIOLASE NAMES FREDERICK M. CAPALLO INTERIM CHIEF FINANCIAL OFFICER

IRVINE, CA (February 1, 2008) . . . BIOLASE Technology, Inc. (NASDAQ:BLTI), the world’s leading dental laser company, announced today that it has appointed its Corporate Controller Frederick M. Capallo as Interim Chief Financial Officer of the Company, effective January 30. He is assuming the responsibilities of Richard L. Harrison who left the Company effective January 2. A national executive search to fill the permanent CFO position is underway.

Capallo, 48, has more than 20 years of financial experience with medical device companies. He joined BIOLASE as a consultant in May 2006 and was named Corporate Controller in November 2006.

Jake St. Philip, Chief Executive Officer, said, “Fred’s extensive financial background and experience at the Company make him the logical choice to administer the financial aspects of the organization during this interim period. We appreciate his stepping up to the task, and we look forward to his continued contributions.”

Prior to joining BIOLASE, Capallo spent ten years as Director of Corporate Accounting for Irvine-based Interpore International, Inc., a designer, manufacturer and distributor of orthopedic products including spinal implants, bone graft material and minimally invasive products.

Capallo is a Certified Public Accountant. He received a Masters of Business Administration from the University of Baltimore and a bachelor’s degree in accounting from Salisbury State University in Maryland.

About BIOLASE Technology, Inc.
BIOLASE Technology, Inc. (http://www.biolase.com), the world’s leading dental laser company, develops, manufactures and markets lasers and related products that advance the practice of dentistry and medicine. The Company’s products incorporate patented and patent pending technologies designed to provide clinically superior performance with less pain and faster recovery times. BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications. Other products under development address ophthalmology and other medical and consumer markets.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.

For further information, please contact: Jill Bertotti, of Allen & Caron, +1-949- 474-4300.

# # # #